UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 9 , 2014
(Date of earliest event reported)

Cinedigm Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-31810	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

902 Broadway, 9th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

212-206-8600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

(b) and (c)     On June 9, 2014, the Cinedigm Corp. (the “Company”) entered into an employment agreement with Jeffrey Edell (the “Employment Agreement”), pursuant to which Edell will serve as Chief Financial Officer of the Company.  Mr. Edell will also serve as Principal Accounting Officer. The term of the Employment Agreement will commence on June 9, 2014 and will end on June 8, 2016.  Pursuant to the Employment Agreement, Edell will receive an annual base salary of $285,000. In addition, Edell will be eligible for bonuses for each of the fiscal years ending March 31, 2015 and March 31, 2016, with the target bonus for such years of  25% of his salary, which bonuses shall be based on Company performance with goals to be established annually by the Compensation Committee of the Company’s Board of Directors (the “Committee”).

Also pursuant to the Employment Agreement, Edell received a grant of non-statutory options to purchase 250,000 shares of Class A Common Stock (the “Options”).  The Options have an exercise price of $2.66 per share, vest in equal annual installments on June 9 of each of 2015, 2016, 2017 and 2018 and have a term of ten (10) years.

The Employment Agreement further provides that Edell is entitled to participate in all benefit plans provided to senior executives of the Company.  The Employment Agreement provides that he is entitled to receive his base salary for the longer of the remainder of the term or the (twelve) 12 months following the termination as well as earned salary and bonus(es), reimbursement of expenses incurred and benefits accrued prior to the termination date. If such termination or resignation occurs within two years after a change in control, then in lieu of receiving his base salary as described above, Edell would be entitled to receive a lump sum payment equal to two times the sum of his then base salary and target bonus amount.

Prior to this appointment, Edell was CEO of Edell Ventures, a company he founded in 2009 to invest in and provide strategic support to innovators in the social media and entertainment arenas, including partnering with comic icon Stan Lee. Previously, Edell was President of DIC Entertainment, a publicly-listed entertainment company and the largest independent producer of kid-centric content in the world.  Before that his work as Chairman of Intermix Media, the parent company of popular social networking giant MySpace, resulted in the successful sale of the company to NewsCorp in 2005.  Edell was also CEO and President of Soundelux and led their growth for six years until the company was sold to Liberty Media.  Edell also obtained extensive financial, audit and reporting experience while working at KPMG, The Transamerica Group and DF & Co.

Edell has served on the boards of numerous public companies, including MySpace/Intermix Media, Soundelux Entertainment Group and IVC Industries, Inc.  He is a member of both The Academy of Motion Picture Arts & Sciences and The Academy of Television Arts and Sciences, and was a member of the Young Presidents Organization (YPO), and is active in a variety of other non-profits.  He is also Entrepreneur in Residence and Professor at Florida State University's College of Motion Picture Arts.

Adam Mizel, who has been the Company’s Chief Operating Officer and Chief Financial Officer, will continue to serve as Chief Operating Officer.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to such agreement, which is filed herewith as Exhibit 10.1.

On June 9, 2014, the Company issued the press release attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Cinedigm Corp. and Jeffrey S. Edell dated as of June 9, 2014.
99.1	Press release dated June 9, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CINEDIGM CORP.
Dated: June 13, 2014	By:	/s/ Gary S. Loffredo
Gary S. Loffredo President of Digital Cinema, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Cinedigm Corp. and Jeffrey S. Edell dated as of June 9, 2014.
99.1	Press release dated June 9, 2014.